SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported) June 1, 2001

                              DANIEL GREEN COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

                                 Massachusetts
                 (State or Other Jurisdiction of Incorporation)

005-36674                                      150323010
(Commission File Number)                       (IRS Employer Identification No.)

450 North Main Street                          Old Town, Maine 04468
(Address of Principal Executive Offices)       (Zip Code)

                                 (207) 827-4431
              (Registrant's Telephone Number, Including Area Code)


          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     On June 1, 2001 the registrant agreed to sell 330,097 shares of its Common Stock to the Daniel Green Retirement Savings Partnership Plan (the "Retirement Plan") for $1.7 million as a first installment on a sale of shares to the Retirement Plan of up to $2.4 million as determined by the Retirement Committe of the Retirement Plan. The Retirement Plan received the funds from the surplus on termination of the pension plan of Penobscot Shoe Company, a wholly owned subsidiary of registrant. The $5.15 per share purchase price was determined to be fair to the Retirement Plan and its participants in a fairness opinion delivered to the Retirement Plan by an independent firm.

     A portion of the proceeds was used to repay a portion of the registrant's term loan with its bank and the balance was used for working capital purposes. As part of the transaction, the bank increased the registrant's working capital line by $2 million.

     Following the sale of 330,097 shares to the Retirement Plan, the registrant had 1,901,413 shares of Common Stock issued and outstanding of which the 391,209 shares held by the Retirement Plan represent 20.6%.


Item 7. Financial Statements and Exhibits.

     (c)  Exhibits

          10.  Stock Purchase Agreement dated as of June 1, 2001.

          99.  Press Release dated June 27, 2001.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               DANIEL GREEN COMPANY


Date: June 27, 2001                            By  /s/ James R. Riedman
                                                  --------------------------
                                                       James R. Riedman
                                                       Chairman and CEO